Exhibit 99.1

Contact: Safeco Investor Relations

Karin G. Van Vleet, 206-473-5570

Contact: Safeco Media Relations

Paul Hollie, 206-473-5745

pauhol@safeco.com

SAFECO ESTIMATES CALIFORNIA WILDFIRE LOSSES

SEATTLE – (Nov. 9, 2007) – Safeco (NYSE: SAF) announced today that claims stemming from the recent California wildfires are estimated at $35 million in pretax catastrophe losses. This figure represents the estimated losses both from claims received through Nov. 6, 2007 and future expected claims. The estimated effect on fourth-quarter net income is $23 million after tax, or $0.24 per diluted share.

The pretax estimated losses include:

•	$30 million in personal lines property; and

•	$5 million in commercial property.

“Safeco has been on the ground with our customers since Day One of the fires,” said Paula Rosput Reynolds, Safeco president and chief executive officer. “We appreciate the support of the Department of Insurance and local law enforcement in allowing us to respond quickly to our customers.”

Safeco’s National Catastrophe Team arrived on the scene shortly after the fires were reported, helping to answer questions from displaced homeowners, as well as contacting Safeco customers with information on how to file their claims. After the wildfires were contained, Safeco adjusters were among the first to enter damaged regions. The company also announced a package of donations to local chapters of the Red Cross totaling up to $250,000.

Safeco estimated losses are based on the value of property in areas with fire damage, its knowledge of the severity and reporting patterns from similar catastrophes in the past, damage projections based on home values, anticipated costs for a surge in demand for goods and labor to complete repairs, and other factors requiring considerable judgment. Given the uncertainties affecting the estimation of losses, Safeco may refine its estimates and assumptions in the future.

Safeco will announce its fourth-quarter financial results on January 31, 2008.

Safeco, in business since 1923, is a Fortune 500 property and casualty insurance company based in Seattle. The company sells insurance to drivers, home owners, and owners of small- and mid-sized businesses principally through a national network of independent distribution partners. Safeco is also one of the nation’s leaders in the sale and service of surety bonds.

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FORWARD-LOOKING INFORMATION CONTAINED IN THIS

NEWS RELEASE IS SUBJECT TO RISK AND UNCERTAINTY

Forward-looking information contained in this press release is subject to risk and uncertainty. Information contained in this press release that relates to Safeco’s anticipated financial performance, catastrophe losses, business prospects and plans, and similar matters are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Our business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this press release, including changes in general economic and business conditions in the insurance industry, and changes in our business strategies. Additional information on factors that may impact these forward-looking statements can be found in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections in our 2006 Annual Report on Form 10-K and our most recent quarterly report on Form 10-Q, as applicable. The information contained in this press release is as of the date indicated. We assume no obligation to update any forward-looking statements contained in this press release as a result of new information or future events or developments.